MUNIYIELD CALIFORNIA INSURED FUND, INC.

FILE # 811-6692

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
4/15/2005	California Public Works 5% 4/1/30	129,170,000	1,500,000	Merrill Lynch Cabrera Capital Markets Great Pacific Securities Henderson Capital Partners RBC Dain Rauscher Seasongood & Mayer Siebert Brandford Shank & Co. Stephens Inc. Stone & Youngberg